EXHIBIT 10.13

AMENDMENT NO. 2 TO REORGANIZATION PLAN
AND AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This AMENDMENT NO. 2 TO REORGANIZATION PLAN AND AGREEMENT FOR PURCHASE AND SALE OF ASSETS (“Amendment No. 2”) is entered into as of October 1, 2007 among Cadiz Inc., a Delaware corporation (“Cadiz”), and Mark A. Liggett (“Liggett”), in his capacity as successor in interest to Exploration Research Associates, Incorporated., a California corporation (“ERA”) and in his individual capacity as former sole shareholder of ERA and as the successor in interest to ERA.  The parties to this Amendment No. 2 are hereinafter sometimes referred to collectively as the "Parties".

RECITALS:

WHEREAS, Cadiz, ERA and Liggett entered into a Reorganization Plan and Agreement for Purchase and Sale of Assets dated as of February 18, 1998, pursuant to which Cadiz purchased the assets of ERA.  ERA subsequently liquidated, with Liggett, as the sole shareholder of ERA, becoming the successor in interest to ERA.  In March 2000, subsequent to such liquidation, Cadiz and Liggett entered into an Amendment to the Reorganization Plan and Agreement for Purchase and Sale of Assets (“Amendment No. 1”).  Such Reorganization Plan and Agreement for Purchase and Sale of Assets, as amended, shall be referred to as the "Reorganization Plan and Agreement"; and

WHEREAS, concurrently herewith, the Parties are entering into a Settlement Agreement and Release (“Settlement Agreement”) by which the Parties will fully and finally settle, terminate and resolve any and all disputes, claims, demands and causes of action, whether known or unknown, contingent or certain, past, present or future, which they may have had in any way related to the Reorganization Plan and Agreement; and

WHEREAS, the Settlement Agreement requires that the Parties execute and deliver this Amendment No. 2;

NOW THEREFORE, in consideration of the above recitals, the promises and the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows.  Defined terms used herein shall, if not otherwise defined in this Amendment No. 2, have the same meaning as set forth in the Reorganization Plan and Agreement.

1.           Contingent Shares.  The first paragraph of Section 2.01(b) is hereby deleted and replaced in its entirety with the following:

"(b)           Up to 300,000 additional shares of Cadiz Common Stock shall be contingently issuable to the Shareholder as set forth below.  The Cadiz Common Stock to be delivered to the Shareholder pursuant to this subsection (b) shall be referred to herein as the "Contingent Shares".

One Hundred Twenty Five Thousand (125,000) Contingent Shares shall be issued to Shareholder if, on or prior to October 1, 2013, any one of the five conditions set forth on Schedule A is satisfied;

The remaining One Hundred Seventy Five Thousand (175,000) Contingent Shares shall be issued to Shareholder if, on or prior to October 1, 2013, any one of the three conditions set forth on Schedule B is satisfied.

In the event that the number of outstanding shares of Cadiz Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Cadiz without consideration, then the number of Contingent Shares shall be proportionately adjusted.

2.           Extension of Agreement.  The first sentence of the third paragraph of Section 2.01(b) is hereby amended by replacing the phrase "within the first ten years following the Closing Date" with the phrase "on or before October 1, 2013."

3.           Definitions.

A.           The third sentence of the third paragraph of Section 2.01(b) is hereby deleted and replaced with the following sentence:

"For purposes of this subsection (b), the term “Change in Control” shall mean the occurrence of any of the following: (a) when the Company acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding securities; (b) upon the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); (c) upon the approval by the Company's shareholders of: (i) a merger or consolidation of the Company with or into another corporation (other than an Affiliate of the Company), which does not result in any capital reorganization or reclassification or other change in the Company's then-outstanding shares of Common Stock, (ii) a sale or disposition of all or substantially all of the Company's assets, or (iii) a plan of liquidation or dissolution of the Company; or (d) if during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director is approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

B.           The third sentence of the fourth paragraph of Section 2.01(b) is hereby deleted.

4.           Successors and Assigns.  A new Section 14.12 is hereby added to read in its entirety as follows:

"14.12                                Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and assigns."

5.           Counterparts; Effectiveness.  This Amendment No. 2 may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original.  All of such counterparts, taken together, shall constitute but one and the same agreement.  This Amendment No. 2 shall become effective upon the execution of a counterpart of this Amendment No. 2 by each of the parties hereto.

6.           Existing Agreement.  Except as otherwise amended or modified herein or hereby, the provisions of the Reorganization Plan and Agreement are hereby reaffirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CADIZ INC.

By:
Name:  Keith Brackpool
Title: Chairman and Chief Executive Officer

Mark A. Liggett

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is made and entered into as of October 1, 2007 among Cadiz Inc., a Delaware corporation (“Cadiz”), and Mark A. Liggett (“Liggett”), in his capacity as successor in interest to Exploration Research Associates, Incorporated, a California corporation (“ERA”) and in his individual capacity as former sole shareholder of ERA and as the successor in interest to ERA.  Liggett and Cadiz are sometimes individually referred to herein as "Party" and are sometimes referred to herein collectively as "Parties."

RECITALS

A.
Cadiz, ERA and Liggett entered into a Reorganization Plan and Agreement for Purchase and Sale of Assets dated as of February 18, 1998, pursuant to which Cadiz purchased the assets of ERA.  Such Reorganization Plan and Agreement for Purchase and Sale of Assets, as amended, shall be referred to in this Agreement as the "Reorganization Plan and Agreement".  ERA subsequently liquidated, with Liggett, as the sole shareholder of ERA, becoming the successor in interest to ERA.  In March 2000, subsequent to such liquidation, Cadiz and Liggett entered into an Amendment to the Reorganization Plan and Agreement for Purchase and Sale of Assets (“Amendment No. 1”).

B.
By entering into this Agreement, it is the intention of the Parties to fully and finally settle, terminate and resolve any and all disputes, claims, demands and causes of action, whether known or unknown, contingent or certain, past, present or future, which they may have had in any way related to the Reorganization Plan and Agreement.

C.
Prior to the execution of the Reorganization Plan and Agreement, Cadiz and Liggett were parties to certain agreements (the "Royalty Agreements") pursuant to which, among other things, Cadiz granted to Liggett participation rights and fee rights (collectively, the "Royalty Rights") relating to the acquisition and/or disposition by Cadiz of certain property rights (including water rights).  Prior to the execution of the Reorganization Plan and Agreement, all of the rights of Liggett under such Royalty Agreements were assigned by Liggett to ERA and, as assets of ERA, were assigned and transferred to Cadiz pursuant to the Reorganization Plan and Agreement.

D.
The Reorganization Plan and Agreement provides for the contingent issuance to Liggett of up to 600,000 shares of the common stock of Cadiz (before giving effect to the 1 for 25 reverse split of Cadiz' common stock in 2003) (the “Contingent Shares”), of which 100,000 shares were issued to Liggett in 2000 pursuant to Amendment No. 1.

E.
The conditions provided in the Reorganization Plan and Agreement for the issuance of the Contingent Shares to Liggett were designed in large part to replace the Royalty Rights previously held by Liggett and/or ERA, and were crafted with a view to the reasonable expectations of the Parties concerning the process and timing by which Cadiz would be developing its land and water resources, including the Cadiz Groundwater Storage and Dry-Year Supply Program in the Cadiz and Fenner Valleys (the “Cadiz Project”).

F.
Due to, among other things, certain actions taken by the Metropolitan Water District of Southern California (the “MWD”) in 2002, Cadiz was not able to proceed with the Cadiz Project and its other land and water resource development programs as originally anticipated by the parties to the Reorganization Plan and Agreement and, as a consequence, the benchmarks provided in the Reorganization Plan and Agreement for the issuance of Contingent Shares to Liggett became no longer meaningful or practical as a means for measuring Liggett's entitlement to the consideration originally intended by the parties to the Reorganization Plan and Agreement to be associated with the sale to Cadiz of the assets of ERA.

G.
Cadiz believes that the assertion by Liggett, following the actions of the MWD in 2002, of any claims against Cadiz or any third party that he has been unduly deprived of the economic benefits of the Reorganization Plan and Agreement would not then have been, nor would it presently be, in the best interests of Cadiz, the Cadiz Project, or development of other Cadiz properties subject to the Reorganization Plan and Agreement.

H.
Liggett believes that the Reorganization Plan and Agreement included an implied provision that the number of Contingent Shares be proportionately adjusted for the number of outstanding shares of Cadiz Common Stock changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Cadiz.

I.	Liggett has not, to date, exercised any legal right he may have to formally assert such claims.

J.	Cadiz desires to derive the full benefit of the assets acquired by Cadiz.

K.
In order to avoid litigation, attorneys' fees and aggravation, and in order to avoid any controversy which may adversely affect the Cadiz Project and Cadiz' other land and water resource development programs, it is in the best interests of the Parties that the Reorganization Plan and Agreement be further amended so as to enable Liggett to receive substantially the same economic benefit intended by the parties to the Reorganization Plan and Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing promises/recitals, and the mutual undertakings set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Recitals

The recitals are incorporated herein as though fully set forth in the Agreement.

2.            Settlement Consideration
b

In consideration of the covenants, undertakings, and releases given herein by the Parties, and in full and complete satisfaction of all disputes between them with respect to the Reorganization Plan and Agreement:

A.           Amendment No. 2 to Reorganization Plan and Agreement.  The Parties shall, concurrently herewith, execute and deliver to each other "Amendment No. 2 to Reorganization Plan and Agreement for Purchase and Sale of Assets" in the form of Exhibit A hereto ("Amendment No. 2"); and

B.           Covenant Not to Assert Claims.  Liggett agrees that neither Liggett nor any of his agents, successors, assigns, subsidiaries, partners or affiliates shall, without the express prior written consent of Cadiz, assert any right, claim, demand, action, cause of action, or suit against any person or entity not a party to this Agreement ("Third Party") seeking damages or any other remedy with respect, generally, to the subject matter of the Reorganization Plan and Agreement or this Agreement or, specifically, to any action which such Third Party has taken or failed to take which may have adversely impacted the ability of Liggett or any of his agents, successors, assigns, subsidiaries, partners or affiliates to receive or otherwise realize any anticipated benefits under the Reorganization Plan and Agreement.

3.           No Admission of Liability

This Agreement constitutes a compromise and settlement of disputed claims which are denied and contested and nothing in this Agreement, or any document referred to herein, nor any act (including, but not limited to, the execution of this Agreement) of any Party hereto, nor any transaction occurring between any Parties hereto prior to the date hereof is or shall be treated, construed or deemed as an admission by any Party hereto of any liability, fault, responsibility, or guilt of any kind to any other Party hereto or to any person.  All such liability, fault, responsibility and guilt of any kind is hereby expressly denied.

4.           Limited Release
In consideration of the recitals, the execution by the Parties of Amendment No. 2, and the promises, warranties and covenants contained in this Agreement, each Party hereto, on behalf of itself, his or its agents, successors, assigns, subsidiaries, partners and affiliates hereby fully releases and forever discharges each other Party hereto and each of their agents, consultants, heirs, successors, assigns, affiliates, directors, officers, employees, shareholders, executives, attorneys, accountants, representatives and other related persons (collectively, the "Released Parties") from any and all rights, claims, demands, actions, causes of action, costs, losses, suits, liens, debts, damages, judgments, executions and demands of every nature, kind and description whatsoever, whether known or unknown, either at law, in equity or otherwise, which any Party hereto or any of his or its agents, successors, assigns, subsidiaries, partners and/or affiliates ever had or may have against the Released Parties, and which arise under or in connection with the Reorganization Plan and Agreement or the subject matter thereof, and/or in connection with the dealings between the Parties with respect to the subject matter of the Reorganization Plan and Agreement up to and including the closing of the transactions contemplated in the Agreement; provided that nothing herein shall be deemed to release any Released Party from any liability or obligations arising in connection with facts or circumstances which occur or arise for the first time after the effective date of Amendment No. 2.

5.           Waiver of Civil Code Section 1542

The Parties hereby waive any and all rights or benefits which they may have under Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties represents and warrant that they understand the effect of this waiver of Section 1542 of the California Civil Code.  It is expressly understood and agreed that the possibility that unknown claims exist has been explicitly taken into account in determining the consideration to be given for this Agreement and that a portion of that consideration, having been bargained for in full knowledge of the possibility of such unknown claims, was given in exchange for the release and discharge of claims covered by this waiver.

6.           Authority

The Parties, and each of them, represent and warrant that they have the full power and authority to execute, deliver and perform under this Agreement, and that any needed consent or approval from any other person has been obtained.

7.          Voluntary Agreement/Understanding of the Terms of the Agreement
The Parties, and each of them, enter into this Agreement and any documents referred to herein, knowingly and voluntarily.  By signing this Agreement and any of the documents referred to herein, the Parties acknowledge that: (a) they have been furnished with copies of, and have read, this Agreement, (b) they have relied upon their own judgment, belief, knowledge, understanding and expertise (after having had the opportunity to consult with legal counsel) concerning the terms, conditions and legal effects of this Agreement, (c) they fully understand and agree to the terms, conditions and effects of this Agreement and their rights and obligations hereunder, (d) they have freely and voluntarily entered into this Agreement without duress or undue influence, and (e) they hereby agree to be fully bound by the terms of the Agreement.

Each Party hereby acknowledges that it has not relied upon the other Party or the other Party's attorneys or advisors for legal or tax advice, and has, if desired, in all cases sought the advice of such Party's own legal counsel and tax advisers.

8.           Waranty of Representation
The Parties hereto and the individuals executing this document warrant that all factual statements and representations contained in this Agreement are true and correct and that no material information has been omitted or concealed from them that would render such statements or representations false or materially misleading.

9.           No Other Actions - Convenant Not to Sue
The Parties, and each of them, represent and warrant to one another that no Party has  commenced or prosecuted (and will not commence or prosecute) any other action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against one another based upon the claims, damages, causes of action, obligations, damages and/or liabilities released in this Agreement including, but not limited to, the claims that are the subject of this Agreement.  The Parties, and each of them, expressly agree that this Agreement shall constitute a complete defense to any action or other proceeding related to the matters herein released and a judicial bar to the institution of any such action or proceeding.

10.	No Assignment, Liens or Subrogation Claims

The Parties, and each of them, represent and warrant that no portion of any claim, right, demand, action or cause of action which they have or might have arising out of the matters referred to herein, nor any portion of any recovery or settlement to which they might be entitled, has been assigned or transferred to any other person, including by way of subrogation or operation of law or otherwise, and that they are the legal and beneficial owner of such claims free and clear of all liens, claims, encumbrances and charges.  The Parties, and each of them agree to indemnify, defend, and hold all other Parties harmless from any liability, claims, demands, damages, costs, expenses or attorneys’ fees incurred by any Party as a result of any persons asserting any such assignment or transfer of any rights or claims under such assignment or transfer.

11.	Additional Documents — Duty to Cooperate

The Parties, and each of them, shall execute and deliver such other and further instruments, documents and papers, and shall perform any and all acts necessary to give full force and effect to all of the terms and provisions of this Agreement.

12.	Binding Effect

The Agreement and all documents referred to herein, shall bind and inure to the benefit of each of the Parties hereto and their respective successors in interest.  Except as expressly provided herein, this Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein or not specifically identified as a person or entity released hereby, and is not intended to constitute a third party beneficiary contract.

13.	Governing Law

This Agreement shall be interpreted, enforced and construed in accordance with the laws of the State of California.

14.	Enforceability — Severable Provisions

If any provision of this Agreement shall be found by a court to be void, voidable, invalid, or unenforceable, the remaining portions shall remain in full force and effect except in the event of a material failure of consideration.

15.	No Violation of Law

Nothing herein shall be construed as an agreement by any party to do anything which is in violation of California law or in violation of the public policy of California.

16.	Integration

This Agreement, and the documents and instruments referred to herein, constitute a single, integrated written contract expressing the entire agreement and understanding of the Parties relative to the subject matter hereof.  No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.  All prior commitments, discussions, understandings and negotiations, whether written or oral, express or implied, have been, and are, merged and integrated into, and are superseded by, this Agreement.

17.	Fees and Costs

All Parties, and each of them, shall bear their own costs and attorneys' fees incurred in connection with this Agreement.

18.	Waiver, Modification and Amendments

No breach of this Agreement or of any provision herein can be waived except by an express written waiver executed by the Party waiving such breach.  Waiver of any one breach shall not be deemed a waiver of any other breach of the same or other provisions of this Agreement.  Moreover, this Agreement may be amended, altered, modified or otherwise changed in any respect or particular only by a writing duly executed by the Parties hereto or their authorized representative.

19.	Neutral Interpretation — Ambiguities or Uncertainties

In any action to construe the terms of this Agreement, this Agreement shall be considered the product of negotiation by and among the Parties.  Any ambiguities or uncertainties contained in this Agreement shall be equally and fairly interpreted and construed.  No clause or provision shall be interpreted more strongly in favor of or against one party or the other, based upon the source of the draftsmanship, but shall be interpreted in a neutral manner.  Accordingly, the Parties hereby waive the benefit of California Civil Code Section 1654 and any successor or amended statute, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the drafter of the contract.

20.	Counterparts

This Agreement may be executed by facsimile transmission and in counterpart originals by each Party, which, when taken together, shall constitute the whole of the agreement as between the Parties.  True and correct copies of the fully executed Agreement will be effective to enforce the terms and provisions set forth herein.

21.	Survival of the Executory Provisions

Any and all executory provisions under this Agreement and the documents referred to herein shall survive the consummation of this Agreement and shall continue in full force and effect until fully performed and satisfied.

22.	Captions

Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement.

IN WITNESS WHEREOF, the Parties execute this Agreement.

____________________________________
Mark A. Liggett

CADIZ, INC.

By:	Keith Brackpool
Its:	Chairman and Chief Executive Officer